Exhibit 10.32



        Restricted Stock Agreement by and Between Booth Creek Ski Group,
                             Inc. and Brian J. Pope

                           RESTRICTED STOCK AGREEMENT

                  This Agreement is entered into as of the 22nd day of January, 2002, by and between Booth Creek Ski Group, Inc., a Delaware corporation (the "Company"), and Brian J. Pope ("Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Company has determined to grant restricted stock awards to attract and retain the best available talent and to encourage the highest level of performance, all in accordance with the Booth Creek Ski Group, Inc. 2001 Stock Incentive Plan (the "Plan"); and

                  WHEREAS, each award of restricted stock under the Plan must be evidenced by a written agreement between the Company and the grantee thereof;

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Grant. Simultaneously herewith the Company has made a restricted stock award to Executive and has issued two hundred (200) shares of the Company's Class B Common Stock, $.001 par value per share (such stock hereinafter being referred to as the "Common Stock" and such shares hereinafter being referred to as the "Restricted Shares"), registered in the name of Executive, subject to the terms of the Plan and the restrictions and provisions of this Agreement.

     2. Stockholders Agreement. Simultaneously herewith Executive is entering into a Stockholders Agreement between Executive, Christopher P. Ryman, Elizabeth
J. Cole, Timothy H. Beck , John Hancock Life Insurance Company, Hancock Mezzanine Partners, L.P., CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund, LLC, and the Company (the "Stockholders Agreement").

     3. Certificates; Escrow. Each certificate representing Restricted Shares shall be registered in the name of Executive and held, together with a stock power duly endorsed in blank by Executive, by Loeb & Loeb LLP, a New York limited liability partnership with offices at 345 Park Avenue, New York, New York 10154-0037 (the "Escrow Agent"), subject to the provisions hereof. Said certificates and stock powers shall be held by the Escrow Agent and delivered by Escrow Agent pursuant to the Escrow Agreement and Joint Escrow Instructions of the Company and Executive and accepted and agreed to by the Escrow Agent, in the form set forth as Exhibit A appended hereto and incorporated herein by reference. Unless and until the Restricted Shares are transferred or forfeited as provided herein, (i) Executive shall be entitled to receive all cash dividends, if any, with respect to the Restricted Shares and (ii) Executive shall be entitled to vote such shares. All distributions other than cash dividends with respect to the Restricted Shares, including, but not limited to, shares received as a result of a stock dividend, stock split, combination of shares or otherwise, shall be deemed to be Restricted Shares and shall be retained by the Escrow Agent in accordance with this Agreement. Each certificate of Restricted Shares shall bear a legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement and applicable securities law restrictions, to substantially the following effect:

         "THE RIGHT TO SELL, TRANSFER OR OTHERWISE DISPOSE OF OR PLEDGE THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS, AS SET FORTH IN A RESTRICTED STOCK AGREEMENT AND A STOCKHOLDERS AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS AND ITS REGISTERED OFFICE."

     4. Restrictions Applicable Prior to Vesting. Until they are no longer forfeitable pursuant to Section 5(a) (i.e., until the Restricted Shares vest), Restricted Shares shall be subject to the following restrictions:

          (a) Nontransferability. Except pursuant to Section 3 of the Stockholder Agreement, Executive shall not sell or otherwise transfer any Restricted Share or interest (including any security interest) in any Restricted Share that has not vested.

          (b) Other Restrictions. The Board may impose such other restrictions on the Restricted Shares that have not vested as it may deem advisable, including, without limitation, stop-transfer orders and other restrictions set forth in the terms of this Agreement or as the Board may reasonably deem advisable.

     5. Forfeiture; Vesting.

          (a) If Executive's employment with the Company terminates for any reason (other than as described in Section 5(b)), Executive shall forfeit to Company the percentage of the Restricted Shares that are not vested, based on the following schedule:


                  Percentage of Restricted
                  Shares that are Vested

                  60%                immediately;
                  80%                if Executive's employment continues through
                                     November 1, 2002; and
                  100%               if Executive's employment continues through
                                     November 1, 2003;

     provided, however, that upon a Change in Control (as hereinafter defined), Executive shall become 100% vested in all of the Restricted Shares that have not previously been forfeited. As used herein, the term "Change in Control" means: (i) the sale of all or substantially all of the assets of BC (as hereinafter defined), or reorganization, recapitalization, merger, consolidation, or other transaction involving BC or changing the rights, designations, or preferences of outstanding BC capital stock (a "BC Transaction"), or a sale of Common Equivalents, in any case as a result of which John Hancock Life Insurance Company, Hancock Mezzanine Partners L.P., CIBC WG Argosy Merchant Fund 2 L.L.C., Co-Investment Merchant Fund, LLC, and any of their affiliates insofar as any of them owns any Common Equivalent (the "Investors"), which term, for purposes of this definition of "Change in Control" only, shall include any person acquiring Common Equivalents from any of them in a transaction not causing a Change in Control and any affiliate of such person, insofar as such affiliate owns Common Equivalents, do not collectively own at least 20% of the Common Equivalents that they own on the date hereof or (ii) a similar event that the Board, in its sole discretion, determines should be similarly treated. "Common Equivalents" means (i) the Company Class A or Class B common stock or warrants to purchase Class B common stock; (ii) any BC common stock or equivalent security, if BC shall not be a corporation; or (iii) any security distributed without consideration by BC in respect of, or exchanged pursuant to a BC Transaction in whole or part for, Common Equivalents. "BC" means the Company or any other issuer that, pursuant to a BC Transaction not causing a Change in Control, shall have acquired control of all of the businesses controlled by BC immediately before such BC Transaction. In computing the percentage of Common Equivalents owned by the Investors on any date ("measuring date") for purposes of the first sentence of this definition, the Investors shall be deemed to own on the date hereof the amount of Common Equivalents that they would have owned on the measuring date had they never disposed of any Common Equivalent (except in exchange for another Common Equivalent pursuant to a BC Transaction or by exercising or converting a Common Equivalent for or into another Common Equivalent).

          (b) Notwithstanding the foregoing provisions of Section 5(a), if Company shall terminate Executive's employment for Cause (as hereinafter defined), or Executive shall violate, before November 1, 2003, Section 2 of his severance agreement with Company, Executive shall forfeit all of the Restricted Shares to Company. For purposes hereof "Cause" shall mean that Executive shall have (i) committed a felony, regardless whether in the course of his employment, excluding offenses under laws regulating motor vehicle traffic or skiing, but not excluding such offenses, if they arise from Executive's failure to cause Company to conduct its business in accordance with law (provided that, if Company shall terminate Executive's employment pursuant to this clause (i), and Executive ultimately shall be acquitted, such termination shall not be deemed a termination for Cause, as of the date of termination pursuant to this clause (i)); (ii) engaged in fraud, embezzlement involving property of Company or otherwise, or other intentional wrongful act that materially impairs the goodwill or business of Company; (iii) any willful failure to carry out any of his material responsibilities or to comply with any reasonable instruction of the board or president or Company policy, not cured, within a reasonable time of notice from the board or president; or (iv) otherwise materially breached any provision of this Agreement or any employment agreement that he shall have entered into with Company. The provisions of this Section 5(b) shall not, however, apply to a termination for Cause that occurs after the Common Stock becomes Publicly Traded, or with respect to shares that have been transferred pursuant to the exercise of a tag along or drag along right under the Stockholders Agreement.

          (c) The parties shall promptly submit any dispute or claim arising out of or in respect to Section 5(b) (i.e., a dispute as to whether a termination of Executive's employment was for "Cause" or Executive violated
     Section 2 of his severance agreement with Company) to binding arbitration before one arbitrator ("Arbitrator"). The parties agree that binding arbitration shall be the sole means of resolving any such dispute or claim. The laws of the state where the Executive shall have been most recently employed by the Company shall apply to any arbitration hereunder. The Arbitrator shall be an active member of the bar in the state in which the arbitration shall occur, specializing for at least fifteen years in corporate and business law. The American Arbitration Association shall select the Arbitrator, upon the request of either side, within 30 days of request. The arbitration shall be held in the state in which Executive shall have been most recently employed by Company, in accordance with the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein. No party shall seek, and neither the Arbitrator nor any court shall award, punitive or other exemplary damages respecting any dispute relating to Section 5(b) of this Agreement. The costs of the Arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award or to obtain temporary or preliminary injunctive relief as provided herein, as applicable, shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs, for the reasons set forth, in such decision. Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the jurisdiction of the courts (Federal and state) in the state in which Executive shall have been most recently employed by the Company to enforce any award of the Arbitrator or to render any provisional or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including, without limitation, the parties hereto) shall have been absent from such arbitration for any reason, including, without limitation, that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding. This Section 5(c) shall not prevent the Company from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of Executive's obligations or responsibilities to the Company. This arbitration clause shall survive the termination of this Agreement. ALL PARTIES WAIVE TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER SECTION 5(b) OF THIS AGREEMENT.

     6. Delivery following Vesting. Promptly after they become vested, the Escrow Agent shall deliver to Executive (or Executive's legal representative) the vested Restricted Shares in the form of a transferable certificate or certificates, with a legend reflecting the restrictions provided for herein and applicable securities law restrictions; provided, however, that the Company need not deliver such shares to Executive until Executive has paid or caused to be paid all taxes required to be withheld pursuant to Section 7 hereof.

     7. Withholding. The Company may withhold any taxes resulting from this Agreement that the Company determines it is required to withhold under the laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign. Subject to applicable legal requirements, Executive may elect to satisfy such withholding requirements either by (i) delivery to the Company of a certified check prior to the delivery of Restricted Shares; (ii) instructing the Company to satisfy the withholding requirements from Executive's salary; or (iii) any other method acceptable to the Company.

     8. Restrictions Applicable to Vested Restricted Shares.

          (a) Transfer Limitations. Until such time as the Common Stock becomes Publicly Traded, Executive may not sell or otherwise transfer, assign, pledge, hypothecate or otherwise dispose of any Restricted Shares that have vested, except (i) pursuant to Section 2 or Section 3 of the Stockholders Agreement; or (ii) in accordance with the provisions of this Section 8.

          (b) Right of First Refusal.

               (i) If Executive shall receive from a financially responsible unaffiliated person (the "Offeror") a written bona fide offer (the "Bona Fide Offer") to purchase for cash any Restricted Shares held by Executive that have vested ("Offered Shares"), which Bona Fide Offer otherwise shall be in accordance with this Agreement which Executive shall desire to accept, Executive shall give written notice (the "Notice") to such effect to Company and the Investors. The Notice shall also set forth the name and address of the Offeror, the price and other terms of the Bona Fide Offer, and shall contain an offer (the "Notice Offer"), irrevocable during the Company Option Period (as defined in Section 8(b)(ii)), to sell the Offered Shares to Company or its designees, and, irrevocable during the Investor Option Period (as defined in Section 8(b)(iii)), to sell the Offered Shares to the Investors, at the price and on the other terms contained in the Bona Fide Offer and pursuant to the other provisions of this Agreement. The Notice shall be accompanied by a copy of the Bona Fide Offer.

               (ii) Company shall have the right to accept the Notice Offer with respect to any or all of the Offered Shares, exercisable by delivery of a written notice of acceptance given to Executive and Investors within 30 days after delivery of the Notice ("Company Option Period"). Company's acceptance shall also state the amount of capital stock, if any, that each Investor would be entitled to purchase pursuant to
          Section 8(b)(iii)), if each Investor accepted the Notice Offer with respect to the full proportionate amount referred to in the first sentence of such clause.

               (iii) Investor shall have the right to accept the Notice Offer with respect to that proportion of the Offered Shares as to which Company shall have failed to accept the Notice Offer equal to such Investor's proportion of Company capital stock owned by all Investors, exercisable by delivery of a written notice of acceptance given to Executive and Investors within 40 days after delivery of the Notice ("Investor Option Period"). Any Investor that shall accept the Notice Offer respecting the full proportionate amount referred to in the preceding sentence may also state in its acceptance the maximum number of additional Offered Shares that the Investor shall wish to buy, if any other Investor shall not accept the Notice Offer with respect to its full proportionate amount. If the total number of Offered Shares that Investors state they shall wish to buy pursuant to the preceding sentence shall exceed the amount available pursuant thereto, each such Investor shall purchase that proportion of the additional Offered Shares equal to such Investor's proportion of Company capital stock owned by all such Investors. The closing of any sale of Offered Shares to Investors shall occur concurrently with the closing of any sale of such Offered Shares to Company, or if none are to be sold to Company, within 70 days after delivery of the Notice.

               (iv) Should Company and Investors fail to accept the Notice Offer with respect to all of the Offered Shares, then Executive shall be entitled, for a period of 30 days following the expiration of the Investor Option Period, to close the sale of all, but not less than all, of the Offered Shares to the Offeror on the terms and conditions set forth in the Bona Fide Offer. If the Executive shall close the sale, the transferee shall receive and hold the Shares so transferred subject to the restrictions set forth in this Section 8 (but shall not enjoy the limited resale right set forth in Section 8(e)), and there shall be no further transfer of such Shares except in accordance with the terms of this Section 8. If Executive shall fail to so sell the Offered Shares, Executive shall not thereafter sell the Offered Shares, except after again complying with this Section 8(b).

               (v) Anything to the contrary contained in this Section 8(b) notwithstanding, the transfer of any or all of the Restricted Shares on Executive's death by will or intestacy shall be exempt from the provisions of this Section 8(b). In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 8, and there shall be no further transfer of such Shares except in accordance with the terms of this
          Section 8.

          (c) No Sales to Competitors. Even if the requirements of Section 8(b) are satisfied, Restricted Shares shall not be transferable to competitors of the Company. For purposes hereof, a person shall be considered to be a "competitor" if at such time it is engaged in or has under development or is proposed to be engaged in one or more of the primary businesses of the Company or its affiliates. For purposes of the preceding sentence, the "primary businesses" of the Company shall be the ownership or operation of a ski-resort, or ski-resort real estate development. The determination of whether a person is a competitor shall be made by the Board in its sole discretion.

          (d) Company Repurchase Right. At any time during the ninety (90) day period commencing on the date Executive's employment with the Company terminates (the "Repurchase Period"), the Company shall have the right (but not the obligation) to repurchase from Executive all or any portion of the vested Restricted Shares pursuant to the terms of this Section 8(d). Except as provided in the following sentence, within thirty (30) days of the date on which the Company notifies the Executive that it is exercising its repurchase right hereunder, the Company shall pay to Executive the Fair Market Value (as defined in the Plan) of such Restricted Shares as of the first day of the Repurchase Period (the "Repurchase Amount"). Notwithstanding the preceding sentence, (i) in the event that the payment hereunder would impair the Company's cash flow, as reasonably determined by the Board in its sole discretion (which may take into account, without limitation, other repurchase right exercises under other restricted stock agreements) or (ii) to the extent required by any credit agreement or similar instrument, in lieu of paying the entire Repurchase Amount in a single payment, the Company may elect to pay 40% of the Repurchase Amount (the "Initial Payment") at the time it exercises its repurchase right hereunder, and the remaining 60% of the Repurchase Amount in equal installments over a period not exceeding five years, with installment payments being made not less frequently than annually and the first installment payment being made not later than the first anniversary of the Initial Payment; provided, however, that on or before the consummation of any Change in Control, the Company shall pay Executive the full, unpaid balance of the Repurchase Amount. In the event that the Company elects to pay 60% of the Repurchase Amount in installments, interest on the unpaid balance shall be calculated using the prime rate, as published in the Wall Street Journal or a similar publication on the date prior to each payment date.

          (e) Limited Resale Right.

               (i) At any time during a two hundred (200) day period (the "Put Period") beginning on a date selected by the Company, which beginning date shall not be before the Fair Market Value (as defined in the Plan) of a Share as of October 31, 2007 (the "Per Share Put Amount") has been determined by the Board and announced by the Company, and shall not be later than January 31, 2008, Executive shall have the right (but not the obligation) to sell to the Company all or any portion of the vested Restricted Shares pursuant to the terms of this
          Section 8(e). Except as provided in Section 8(e)(ii), if the Company receives notice of the Executive's exercise of his resale right hereunder (which exercise shall be by written notice to the Company specifying the number of Shares to be resold to the Company), the Company shall pay to Executive the Per Share Put Amount multiplied by the number of shares with respect to which Executive is exercising his resale right (the "Put Amount") within sixty (60) days of the conclusion of the Put Period.

               (ii) Notwithstanding Section 8(e)(i), (1) in the event that the payment hereunder would impair the Company's cash flow, as reasonably determined by the Board in its sole discretion (which may take into account, without limitation, other repurchase right exercises under other restricted stock agreements) or (ii) to the extent required by any credit agreement or similar instrument, in lieu of paying the entire Put Amount in a single payment, the Company may elect to pay 40% of the Put Amount (the "Initial Put Payment") within sixty (60) days of the conclusion of the Put Period, and the remaining 60% of the Put Amount in equal installments over a period not exceeding five years, with installment payments being made not less frequently than annually and the first installment payment being made not later than the first anniversary of the Initial Put Payment; provided, however, that on or before the consummation of any Change in Control, the Company shall pay Executive the full, unpaid balance of the Put Amount. In the event that the Company elects to pay 60% of the Put Amount in installments, as provided in the preceding sentence, interest on the unpaid balance shall be calculated using the prime rate, as published in the Wall Street Journal or a similar publication on the date prior to each payment date.

               (iii) If after October 31, 2007, but prior to the date that the Company makes payment (or begins to make payment) pursuant to this
          Section 8(e), the Board authorizes a transaction (or is notified that some or all of its stockholders have entered into an agreement to engage in a transaction) which transaction, if consummated, would constitute a Change in Control, the resale right provided for in this
          Section 8(e) shall be tolled until the proposed transaction is consummated or the Board determines that it is unlikely that the proposed transaction will be consummated and, to the extent it deems it appropriate, the Board shall adjust the Per Share Put Amount to equitably reflect the terms of the transaction.

     9. Company Purchase of Restricted Shares. The closing of any Company purchase of Restricted Shares held by Executive shall occur within 30 days of Company's notice of exercise of a right to buy (but not, in the case of a purchase under Section 8(b), before the expiration of the Investor Option Period) or, in the case of a purchase under Section 8(e), within 60 days of the end of the Put Period, provided that during the Put Period the Company has received a notice of Executive's exercise of a right to sell. At the closing of any Company purchase of Restricted Shares, Executive shall deliver certificates representing the capital stock to be sold, endorsed in blank or accompanied by stock powers executed in blank, with signatures guaranteed and any required stock transfer stamp attached, against payment of the amount due at closing in immediately payable funds. Notwithstanding the preceding sentence, in the case of a purchase pursuant to Section 8(d) or Section 8(e) in which the Company has elected to make partial payment in installments (as provided in such Sections 8(d)and 8(e), respectively), 40% of the purchase price will be due at the closing and the balance in installments; Company will deliver a promissory note, in customary form as Company and Executive shall reasonably agree, to evidence Company's obligation to pay the balance; and to secure payment of the note, Company will pledge the purchased Restricted Shares pursuant to a Pledge Agreement in customary form as Company and Executive shall reasonably agree.

     10. Makeup Payment. Should any of the Investors sell any of their Company common stock pursuant to an underwritten public offering of Company common stock (an "IPO"), Company shall pay Executive, within sixty (60) days following the end of the Lockup Period (as hereinafter defined), an amount determined in accordance with the following sentence, which payment shall be made, in cash or an equivalent amount of Company common stock, valued at the Ending Lockup Price (as hereinafter defined), as Company shall elect (a "Makeup Payment"). The amount of the Makeup Payment shall be the product obtained by multiplying (X) any excess of the price at which the Company common stock is first offered to the public, pursuant to the IPO (the "IPO Price") over the Ending Lockup Price; by (Y) the Investors Sale Percentage (as hereinafter defined); by (Z) the number of shares of Common Stock that are vested, pursuant to Section 5(a) on the date of consummation of the IPO. For purposes hereof the following definitions shall apply:

          (a) "Lockup Period" shall mean the period not less than six nor more than 12 months following an IPO during which Executive shall, pursuant to the Stockholders Agreement, refrain from selling any Company common stock.

          (b) "Ending Lockup Price" shall mean the mean of the closing prices of Company common stock on each of the last 20 trading days of the Lockup Period, as reported in The Wall Street Journal.

          (c) "Investors Sale Percentage" shall mean the quotient obtained by dividing (X) the excess of (I) the sum of the number of shares of Company common stock held, or issuable upon exercise of securities convertible into or exercisable for Company common stock held, by the Investors immediately before the effectiveness of the registration statement filed in connection with the IPO (such sum, the "Investor Pre-IPO Number") over (II) the number of shares of Company common stock held, or issuable upon exercise of securities convertible into or exercisable for Company common stock held, by the Investors immediately following consummation of the IPO (an underwritten IPO shall be deemed consummated for this purpose on delivery for sale of offered securities to the underwriters, and, if the underwriters have an overallotment option, the IPO shall be deemed consummated only upon its expiration or delivery of securities for sale to the underwriters upon exercise thereof) by (Y) the Investor Pre-IPO Number.

     11. Notices. All notices, request, demands, waivers and communications required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile, as follows:



         If to Company, to it at:

                      Booth Creek Ski Group, Inc.
                      1000 S. Frontage Road West
                      Suite 100
                      Vail, Colorado 81657
                      Facsimile: (970) 479-0291
                      Attention:  President and Chief Operating Officer;

                      with a copy to the Company at the same address, Attention:
                      General Counsel.

         If to Executive, to him at his last known mailing address specified in the Company's employment records;

or to such other address as either party hereto shall specify by notice in writing to the other party in accordance with this Section. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date when given unless mailed, in which case on the third business day after the mailing.

     12. No Employment Rights. Nothing herein contained shall restrict in any way the right of the Company or a Company affiliate to terminate Executive's employment at any time, with or without Cause.

     13. Award Subject to Plan. Executive acknowledges receipt of a copy of the Plan. The Restricted Shares grant has been made pursuant to the Plan and is in all respects subject to the terms and conditions thereof. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

     14. Board Determinations. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Agreement, the determination by the Board (or the Committee established by the Board to administer the Plan) of the rights of Executive shall be conclusive, final and binding upon Executive and upon any other person who shall assert any right pursuant to this Agreement.

     15. Executive's Representations. Executive represents, warrants, covenants and agrees with the Company that if, with respect to any Restricted Shares, there does not exist a Registration Statement, which Registration Statement shall have become effective and shall include a prospectus that is current with respect to the shares of Common Stock subject to this Agreement, (i) that he takes the shares for his own account and not with a view to the resale or distribution thereof, and (ii) that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (1) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended, which
Registration Statement shall have become effective and shall be current with respect to the shares being offered and sold, or (2) a specific exemption from the registration requirements of the Act, but in claiming such exemption, Executive shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption.

     16. Definitions. Any term contained in this Agreement which is defined in the Plan but not defined herein shall have the meaning provided under the Plan.

                  IN WITNESS WHEREOF, the Company and Executive have entered into this Agreement as of the date first set forth above.

                                 BOOTH CREEK SKI GROUP, INC.


                                 By: / s / Christopher P. Ryman
                                 ------------------------------
                                 Name:  Christopher P. Ryman
                                 Title: President and Chief Operating Officer



                                 EXECUTIVE


                                 / s / Brian J. Pope
                                 -------------------
                                 Brian J.  Pope

                     Exhibit A to Restricted Stock Agreement

                               Escrow Instructions